2020 West El Camino Avenue, Suite 700 Sacramento, California 95833

February 13, 2019

Board of Directors
Flux Power Holdings, Inc.
985 Poinsettia Avenue, Suite A
Vista, CA 92081

Re:
Common Stock of Flux Power Holdings, Inc.

Registration Statement On Form S-8

Dear Gentlemen:

We have acted as counsel to Flux Power Holdings, Inc. a Nevada corporation (the “Company”), in connection with the registration of 13,842,523 shares of the Company’s Common Stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), which will be offered pursuant to the (i) Flux Power, Inc. 2010 Stock Plan, (ii) July 30, 2013 Non-Qualified Stock Option Agreement for Ronald Dutt, (iii) July 30, 2013 Non-Qualified Stock Option Agreement for four (4) employees of the Company, (iv) March 13, 2014 Non-Qualified Stock Option Agreement for Chris Anthony, (v) March 13, 2014 Non-Qualified Stock Option Agreement for Michael Johnson, (vi) March 13, 2014 Non-Qualified Stock Option Agreement for James Gevarges, and (vii) Flux Power Holdings, Inc. 2014 Equity Incentive Plan, as amended, all further described in the Company’s registration statement on Form S-8 filed under the Securities Act (the “Registration Statement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assume that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. We express no opinion as to the law of any other jurisdiction other than the laws of the State of Nevada and the laws of the United States.

Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the “Prospectus”), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities and Exchange Act of 1933, as amended, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, we are of the opinion that the Shares to be issued upon the exercise of stock options for adequate consideration will be, validly issued, fully paid, and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Lewis Brisbois Bisgaard & Smith LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

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